EXHIBIT 99.1
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First Financial Bancorp Announces Plans for Margin Improvement Through Balance Sheet Restructuring
HAMILTON, Ohio, February 1, 2006 — First Financial Bancorp (Nasdaq Symbol: “FFBC”) has made the strategic decision to restructure a portion of its balance sheet. By selling up to $200 million in investment securities and paying down a like amount of Federal Home Loan Bank (FHLB) borrowings, First Financial expects to improve its net interest margin by up to 30 basis points and improve future earnings per share by up to $0.05 per share annually. The anticipated sale of the investment securities will require recognition of an impairment loss of approximately $6.5 million or $0.10 per share in the fourth quarter of 2005. Costs associated with prepayment of the Federal Home Loan Bank borrowings will be recognized when incurred in 2006.
Claude E. Davis, president and chief executive officer of First Financial Bancorp said, “This strategy allows First Financial to capitalize on centralized management of wholesale borrowings to fit with our new single-charter environment. These investments and borrowings accumulated during the years when First Financial operated multiple bank charters. The consolidation of those charters gives the company an opportunity to unwind what is effectively a leveraged investment that creates a negative spread.”
Due to the anticipated restructuring and intent to sell these investment securities whose market values are below carrying amount, Statement of Financial Accounting Standards (FAS) 115 requires a write down of the securities to market value through an impairment loss. According to FASB Staff Position FAS 115-1, the investor should recognize an impairment loss no later than when the impairment is deemed other than temporary, even if a decision to sell has not been made. When the intent to hold the security changes, the impairment must be recognized even before the actual sale of the security. Management has evaluated the balance sheet for restructuring of the wholesale borrowings and the investment portfolios and has met the criteria to have the investments categorized as “other than temporarily impaired” (OTTI). This categorization applies to all securities considered for sale (fixed-rate government agency and mortgage-backed securities with book yields less than four percent) regardless of whether the securities will be sold.
For First Financial, the OTTI portfolio is approximately $200 million of the company’s total $458 million fixed-rate government agency and mortgage-backed securities. The associated impairment loss on the $200 million OTTI portfolio is approximately $6.5 million or $0.10 per share as of December 31, 2005. This loss will be reflected in the fourth-quarter 2005 operating results. Impairment losses on securities not sold will be accreted back into income through a yield adjustment over the remaining life of the security. Subsequent quarterly valuations made on the OTTI portfolio will be analyzed for any further impairment. The weighted-average yield on the OTTI portfolio is approximately 3.26% with a duration of approximately 2.1 years.
Total prepayment penalties associated with all wholesale borrowings are estimated at $6 million as of December 31, 2005. Prepayment penalties will be recognized in the period when prepayment occurs. Total wholesale borrowings from the FHLB are $287 million with a weighted-average rate of approximately 4.73% and a duration of approximately 2.3 years.
The balance sheet restructuring is expected to occur in the first half of 2006. The expected range of benefit from this strategy is a margin improvement of up to 30 basis points through both the elimination of the negative spread and an overall reduction in earning assets. The anticipated earnings per share enhancement is expected to be up to $0.05 per share annually.
First Financial will release its fourth-quarter and full-year 2005 results on Friday, February 10, 2006, and will have a conference call to discuss the results at 2:00 p.m. on Friday, February 10, 2006.
About First Financial
A $3.7 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp has two lines of business. The banking line of business is First Financial Bank, N.A. which has a total of 105 banking centers in Ohio, Michigan, Kentucky, and Indiana. The bank operates in different markets under the First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank names. The holding company’ s wealth-management line of business includes First Financial Capital Advisors LLC and First Financial Insurance. Additional information about the company is available on First Financial Bancorp’s web site at www.ffbc-oh.com.
This release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, the ability of the company to implement its business plan and retain qualified personnel, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to First Financial’s 2004 Form 10-K and other company filings with the SEC.
First Financial Bancorp
300 High Street
Hamilton, OH 45011
Media Contact: Cheryl R. Lipp
(513) 603-3457
cheryl.lipp@comfirst.com
Analyst Contact: J. Franklin Hall
(513) 867-4954
frank.hall@ffbc-oh.com